BY-LAWS

OF

THE McCLATCHY COMPANY

(As Amended and Restated as of March 20, 2012)

ARTICLE I

The Board of Directors

Section I.1  Authority of the Board.  The business and affairs of The McClatchy Company (herein called the "Company") shall be managed by or under the direction of the Board of Directors (the "Board") or, if authorized by the Board, by or under the direction of one or more committees thereof.  Except as otherwise provided by law, the Company's Certificate of Incorporation or these By-Laws, the Board or such committee, the Board or any committee thereof may act by unanimous written consent or, at an authorized meeting at which a quorum is present, by the vote of the majority of the Directors present at the meeting.

Section I.2  Number of Directors; Vacancies.  The authorized number of Directors who shall constitute the Board shall be fixed from time to time by resolution of the Board approved by at least a majority of the Directors then in office, provided that no such resolution other than a resolution to take effect as of the next election of Directors by the stockholders shall have the effect of reducing the authorized number of Directors to less than the number of Directors in office as of the effective time of the resolution.

Whenever there are fewer Directors in office than the authorized number of Directors, the Board may, by resolution approved by a majority of the Directors then in office, choose one or more additional Directors, each of whom shall hold office until the next annual meeting of stockholders and his successor is duly elected.

Section I.3  Authorized Meetings of the Board.  The Board shall have authority to hold annual, regular and special meetings.  The annual meeting of the Board shall be held immediately following the annual meeting of the stockholders at such place as may be determined by resolution of the Board.  Regular meetings of the Board may be held at such times and places as may be determined from time to time by resolution of the Board.  Special meetings of the Board may be held at such times and places as may be called by the Chairman of the Board, the President, or by at least three members of the Board.  A special meeting of the Board shall be an authorized meeting only if the Directors receive reasonable notice of the time and place of the meeting; provided, however, that one day's notice shall be conclusively reasonable.

The Chairman of the Board shall preside over all Board meetings.  If the Chairman of the Board is absent, the President or a chairman chosen at the meeting shall preside over the meeting. At all meetings of the Board, a majority of the Directors then in office shall constitute a quorum.  If any meeting of the Board shall lack a quorum, a majority of the Directors present may adjourn the meeting from time to time, without notice, until a quorum is obtained.

Section I.4   Chairman of the Board. The Board shall annually elect one of its members to be Chairman of the Board and shall fill any vacancy in the position of the Chairman of the Board at such time and in such manner as the Board shall determine. The Chairman of the Board may, but need not, be an officer of, or employed in an executive or any other capacity by the Company. If the Chairman of the Board is an officer of, or employed in an executive or any other capacity by the Company, the Chairman of the Committee on the Board shall serve as the independent presiding director. The independent presiding director shall not be an officer of, or employed in an executive or any other capacity by, the Company. In addition to presiding at all meetings of the stockholders of the Company (unless the Board or President designates another officer) and of the Board, the Chairman of the Board shall see that all orders, resolutions, and policies adopted or established by the Board are carried into effect; and the Chairman of the Board shall do and perform such other duties as from time to time may be assigned to the Chairman of the Board by the Board.

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Section I.5 Committees.  The Board may by resolution establish committees of the Board with various powers, duties and rules of procedure.  Unless the Board otherwise provides, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to these By-Laws.  Any such committee shall have a secretary and report its actions to the Board.

Section I.6  Compensation.  Directors who are not also employees of the Company shall be entitled to such compensation for their service on the Board or any committee thereof as the Board may from time to time determine.

ARTICLE II

Officers

Section II.1  Designated Officers.  The officers of the Company shall be elected by, and serve at the pleasure of, the Board and shall consist of a President and a Secretary, and such other officers, including, without limitation, a Treasurer, a Controller, one or more Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and such other officers as the Board may determine as appropriate, including a Chairman of the Board.

Section II.2  President.  The President shall be the chief executive officer of the Company.  In managing its operations, he shall report as appropriate to the Board and shall be subject to the instructions given to him by the Board.  He shall have such other powers and perform such other duties as may from time to time be granted or assigned to him by the Board.

Section II.3  Vice Presidents.  In the absence of the Chairman of the Board or the President, or in their inability or refusal to act, the Vice Presidents in the order designated by the Board shall act in their place.  The Vice Presidents shall also have such other powers and perform such other duties as may from time to time be granted or assigned to them by the Board.

Section II.4 Treasurer.  The Treasurer shall have custody of the Company’s funds and deposit and shall deposit and pay out such funds in accordance with the direction of the Board.  The Treasurer shall also have such other powers and perform such other duties as may from time to time be granted or assigned by the Board.

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Section II.5  Assistant Treasurers.  The Assistant Treasurers shall assist the Treasurer in the performance of his duties and shall have such other powers and perform such other duties as may from time to time be granted or assigned to them by the Board.

Section II.6  Controller.  The Controller shall be the principal accounting officer of the Company and shall have charge of the Company's books of accounts and records.  He shall also have such other powers and perform such other duties as may from time to time be granted or assigned to him by the Board.

Section II.7  Secretary.  The Secretary shall keep full and complete records of the proceedings of the Board, its committees, and the meetings of the stockholders; keep the seal of the Company and affix it to all instruments which may require it; and have custody of and maintain the Company's stockholder records.  The Secretary shall also have such other powers and perform such other duties as may from time to time be granted or assigned to him by the Board.

Section II.8  Assistant Secretaries.  The Assistant Secretaries shall assist the Secretary in the performance of his duties, and shall have such other powers and perform such other duties as may from time to time be granted or assigned to them by the Board.

Section II.9  Other Officers.  Any other elected officer shall have such powers and perform such duties as may from time to time be granted or assigned to him by the Board.

Section II.10  Powers of Attorney.  Whenever an applicable statute, decree, rule or regulation requires a document to be subscribed by a particular officer of the Company, such document may be signed on behalf of such officer by a duly appointed attorney-in-fact, except as otherwise directed by the Board.

ARTICLE III

Offices

The Company shall have an office at 2100 "Q" Street, Sacramento, California, and shall also have offices at such other places as the Board may from time to time determine.

ARTICLE IV

Stock and Stock Certificates

Section IV.1 Common Stock. The Board may from time to time issue new shares of the Company's "Class A Common Stock" up to the limit of authorized shares of such class. The Board may also authorize the purchase on behalf of the Company for its treasury of issued and outstanding shares of Class A or Class B Common Stock, and the resale, assignment or other transfer by the Company of any such treasury shares of Class A Common Stock.

Shares of Class A and Class B Common Stock shall be represented by certificates, which shall be registered upon the books of the Company; provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Company shall be uncertificated shares. Shares represented by certificates shall be numbered and registered in a share register as they are issued. Share certificates shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each share. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical.

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Section IV.2  Form of Certificate.  Every holder of Common Stock in the Company shall be entitled to have a certificate signed by or in the name of the Company by the Chairman of the Board or the President and the Secretary.  All such certificates shall bear the seal of the Company or a facsimile thereof, and shall be countersigned by a Transfer Agent and Registrar for the Common Stock.

Certificates of Common Stock signed by the Chairman of the Board or the President and the Secretary, if properly countersigned as set forth above by a Transfer Agent and the Registrar, and if regular in other respects, shall be valid, whether such officers hold their respective positions at the date of issue or not.

Any signature or countersignature on certificates of Common Stock may be an actual signature or a printed or engraved facsimile.

Section IV.3  Lost, Stolen or Destroyed Certificates.  The Company may issue a new certificate of Common Stock in the place of any certificate issued by it, alleged to have been lost, stolen or destroyed; and the Company may require the owner of the lost, stolen or destroyed certificate to give the Company or its designated representative both an affidavit or affirmation of such loss, theft or destruction and a bond of indemnity or indemnity agreement covering the issuance of any replacement certificate.

Section IV.4 Stock Transfers. Upon surrender to the Company, or a transfer agent of the Company, of a certificate for shares duly endorsed by the person named in the certificate or by an attorney lawfully constituted in writing, the Company may issue a new certificate, or, upon request, evidence of the equivalent uncertificated shares, to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the holder of uncertificated shares, the Company shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder’s request, certificated shares, to the person entitled thereto, and record the transaction upon its books. The Company may impose such additional conditions to the transfer of its stock as may be necessary or appropriate for compliance with applicable law or to protect the Company, a Transfer Agent or the Registrar from liability with respect to such transfer.

Section IV.5  Stockholders of Record.  The Board may fix a time as a record date for the determination of stockholders entitled to receive any dividend or distribution declared to be payable on any shares of the Company; or to vote upon any matter to be submitted to the vote of any stockholders of the Company; or to be present or to be represented by proxy at any meeting of the stockholders of the Company, which record date in the case of a meeting of the stockholders shall be not more than sixty nor less than ten days before the date set for such meeting; and other stockholders of record as of the record date shall be entitled to receive such dividend or distribution, or to vote on such matter, or to be present or represented by proxy at such meeting.

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Section IV.6  Registered Stockholders.  The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as owner.  The Company shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, except as otherwise provided by federal or Delaware law.

ARTICLE V

Meetings of Stockholders

Section V.1 Annual Meeting.  The annual meeting of stockholders to elect directors and transact such other business as may properly come before the meeting shall be held at such date, hour and place as the Board shall fix each year.  At the annual meeting, the holders of Class A Common Stock voting as a separate class shall be entitled to elect that number of Directors which constitutes twenty-five percent (25%) of the total membership of the Board, and if such twenty-five percent (25%) is not a whole number, then the holders of the Class A Common Stock will be entitled to elect the nearest higher whole number of directors which constitutes twenty-five percent (25%) of such membership (the “Class A Directors”).  The remaining number of authorized Directors shall be elected by the holders of Class B Common Stock, voting as a separate class.

Section V.2 Special Meetings.  Special meetings of the stockholders for any purpose or purposes, unless prohibited by law, may be called only by the Chairman of the Board, the President or by the Board pursuant to a resolution approved by a majority of the Board.  Notice of a special meeting of stockholders shall state the purpose or purposes of the meeting, and no other business other than that stated in the notice shall be considered or transacted without the unanimous consent of all stockholders entitled to vote.

Section V.3 Notice of Meetings.  Notice shall be given to the stockholders of the time and place of every meeting of stockholders.  Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called and indicate that the notice is being issued at the direction of the person or persons calling the meeting.  Notice of any meeting may be written or electronic, and shall be given not less than 10 days or more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.  If mailed, such notice shall be directed, postage prepaid, to a stockholder at his, her or its address as it appears on the books of the Company.  If transmitted electronically, such notice shall be directed to the stockholder’s electronic mail address as supplied by the stockholder to the Secretary of the Company or as otherwise directed pursuant to the stockholder’s authorization or instructions.

Section V.4 Quorum.  Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, stockholders representing a majority of the voting power of the issued and outstanding capital stock of the Company, present in person or represented by proxy, shall be requisite and shall constitute a quorum for the transaction of business at all meetings of the stockholders; provided that, when any specified action is required to be voted upon by a class of stock voting as a class, the holders of a majority of the shares of such class shall be requisite and shall constitute a quorum for the transaction of such specified action.  For the election of directors, a plurality of the votes cast by the respective classes shall be sufficient to elect the Directors to be elected by each such class.

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Section V.5 Adjournments.  The chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the reconvened meeting the Company may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the reconvened meeting, a notice of the reconvened meeting shall be given to each stockholder of record entitled to vote at the meeting in accordance with the provisions of Section V.3 of these By-laws.

Section V.6 Voting.  Each holder of Class A Common Stock  entitled to vote on any action proposed at a meeting of stockholders shall have  one-tenth (1/10) of a vote for each share and each holder of Class B Common Stock entitled to vote on any action proposed at a meeting of stockholders shall have one (1) vote for each share.  Each stockholder entitled to vote at a meeting of stockholders shall be entitled to vote in person or by proxy for each share of voting stock held of record by him, her or it.  Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing executed by the stockholder of record or by a transmission permitted by law and filed with the Secretary of the Company; provided, however, that no such instrument or transmission may appoint more than three persons to act as proxies.  If an instrument or transmission shall purport to appoint more than three persons to act as proxies, the Company shall recognize as proxies only the first three persons listed as appointed.  No proxy shall be valid after the expiration of three years from the date of its execution or transmission, unless the person executing or transmitting it specifies therein that the proxy shall continue for a longer period.

Section V.7 Conduct of Meetings.  The Chairman of the Board, or such other officer designated by the Board or the President, shall have authority to establish rules for the conduct of a meeting of stockholders and shall be the chairman thereof.  The chairman presiding at any meeting of stockholders shall have authority to take such action as may, in his or her judgment, be necessary and proper for the conduct of the meeting and in the best interests of the Company and the stockholders in attendance in person or by proxy.

Section V.8 Nominations and Proposals of Business for Stockholder Consideration.  Nominations of persons for election to the Board of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Company’s notice of the meeting, (ii) by or at the direction of the Board or (iii) by any stockholder of the Company who is entitled to vote at the meeting on the nomination or other proposal, and who, in the case of a holder of Class A Common Stock, has complied with the notice procedures set forth in Section V.9 of this Article V.  Holders of Class A Common Stock may only nominate persons for election as Class A Directors.

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Section V.9 Advance Notice of Shareholder Proposals and Director Nominations.  At an annual meeting of stockholders, only such business shall be considered as shall have been properly brought before the meeting.  For nominations or other business to be properly brought before an annual meeting by a holder of Class A Common Stock pursuant to clause (iii) of Section V.8 of this Article V, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

(i)  To be timely, a stockholder’s written notice must be delivered to and received by the Secretary at the principal executive offices of the Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be delivered to the Secretary at the principal executive offices of the Company not later than the close of  business on the later of  (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which the Public Announcement of the date of such meeting is first made.  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section V.9.  “Public Announcement” shall mean disclosure in a press release issued by the Company and reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “1934 Act”).

(ii) To be in proper written form, such stockholder’s notice shall set forth

(a) as to each person whom the stockholder proposes to nominate for election as a director: (1) the name, age, business address and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the class and number of shares of the Company that are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered  into by or on behalf of the nominee with respect to any securities of the Company, and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, (5) a description of all arrangements and understandings between the stockholder and each nominee and any other persons pursuant to which the nominations are to be made by the stockholder, (6) a written statement executed by the nominee acknowledging that as a Class A Director of the Company, the nominee will owe fiduciary duties under Delaware law to the Company and its stockholders and (7) any other information relating to such nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a Class A Director if elected);

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(b) as to any other business that the stockholder proposes to bring before the meeting, (1) a brief description of the business desired to be brought before the meeting, (2) the reasons for conducting such business at the meeting and (3) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c) as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any Stockholder Associated Person (as defined below), (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and any Stockholder Associated Person, (2) the class and number of shares of the Company which are owned beneficially and of record by such stockholder, such beneficial owner and any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, (3) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Company, and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made and (4) any material interest of the stockholder or a Stockholder Associated Person in such business.  In addition, to be in proper written form, a stockholder’s notice to the secretary shall be supplemented not later than 10 days following the record date to disclose the information contained in clauses (2) and (3) above as of the record date.  For purposes of this Section V.9, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder and on whose behalf the nomination or proposal is made, and (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(iii)  The provisions of this Section V.9 are the exclusive means for a holder of Class A Common Stock to make a nomination or propose business before an annual meeting, unless a holder of Class A Common Stock proposes nominations or business to be included in the Company’s proxy materials, in which case the stockholder shall also comply with Rule 14a-8 under the Exchange Act.   The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination or proposal of business was not properly brought before the annual meeting in accordance with the provisions of this Section V.9, and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such nomination or proposal of business not properly brought before the annual meeting shall not be heard.

ARTICLE VI

Corporate Seal

The Company shall not have a corporate seal.

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ARTICLE VII

Amendments

These By-Laws may be amended or repealed, and new by-laws adopted, by the Board; but the stockholders may adopt additional by-laws and may amend or repeal any by-law whether or not adopted by them.

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